EXHIBIT 99.1
AdvanSource Biomaterials Announces Changes in Senior Financial Management

WILMINGTON, MA, March 4, 2009. AdvanSource Biomaterials Corporation (NYSE Alternext US: ASB), a leading developer of advanced polymer materials for a broad range of medical devices, today announced that Eric Walters, the Company’s CFO, has offered his resignation to pursue other personal interests, which the Company has accepted. The Company also announced the appointment of David Volpe as interim CFO.

President and CEO Michael Adams stated: “We sincerely appreciate Eric’s contributions since he joined the Company in October 2005 as a seasoned financial executive, including his role in leading the sale of two divisions and transitioning the Company to its strategic goal of becoming a preeminent and innovative biomaterials provider to the medical device industry. We will miss Eric, and wish him well.”

Eric Walters said: I have enjoyed my three and one half years working at the Company, an exciting period in which the Company has positioned itself to leverage its materials technology to address the needs of medical device companies worldwide.”

About AdvanSource Biomaterials Corporation

AdvanSource Biomaterials Corporation manufactures advanced polymer materials which provide critical characteristics in the design and development of medical devices. The Company’s biomaterials are used in devices that are designed for treating a broad range of anatomical sites and disease states. AdvanSource’s business model leverages its proprietary materials science technology and manufacturing expertise in order to expand its product sales and royalty and license fee income. The Company is conducting a clinical trial for regulatory approval at two sites in Europe for its CardioPass™ synthetic coronary bypass graft.  More information about AdvanSource is available at its website: www.advbiomaterials.com.

Forward-Looking Statements:

AdvanSource believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from the forward-looking statements.  For further information on such risks and uncertainties, you are encouraged to review AdvanSource’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and its Quarterly Reports for the periods ended June 30, 2008 and September 30, 2008 and December 31, 2008.  AdvanSource assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For Further Information Contact:

AdvanSource Biomaterials Corporation
Michael Adams, President and CEO
978-657-0075
madams@advbiomaterials.com